Exhibit 99.1
Local.com® Acquires Screamin’ Daily Deals
Local.com’s Spreebird Expands to 14 Markets
IRVINE, Calif., July 11, 2011 — Local.com Corporation (NASDAQ: LOCM), a leading online local media company, today announced the acquisition of Screamin’ Media Group, Inc. (“SMG”), which operates Screamin’ Daily Deals (“SDD”), http://www.screamindailydeals.com, a leading daily deals business based in San Juan Capistrano, Calif.
Founded in early 2010, SDD has approximately 60 employees serving hundreds of thousands of subscribers with deals from thousands of local merchants in 14 markets throughout the U.S. including Los Angeles, Orange County, Salt Lake City and San Diego. SDD also recently launched travel deals at: http://getaways.screamindailydeals.com. SDD generated unaudited revenues of approximately $2.4 million in 2010 and $4.4 million during the first half of 2011.
SDD supports local communities with its School Rewards program, which allows consumers to donate 10 percent of SDD’s net proceeds from each deal to a school or non-profit organization chosen by the consumer. More than 700 local schools and non-profits benefit from this community program, which has donated over $400,000 to date.
SMG is now a wholly-owned subsidiary of Local.com and will relocate to Local.com’s corporate headquarters in Irvine, Calif. Local.com’s social buying business, Spreebird, will absorb SDD’s operations and SDD will assume the Spreebird brand. SDD’s three co-founders, formerly president, CEO and COO, will become Spreebird’s vice presidents of sales and marketing, product and operations, respectively. Spreebird will continue to be led by Malcolm Lewis, Local.com’s senior vice president and general manager, social buying.
“The acquisition of SMG serves our mission of connecting brick-and-mortar merchants with online consumers by extending our reach directly to thousands of local merchants in 14 markets. This transaction diversifies our revenues and provides us with a new way to engage consumers,” said Heath Clarke, Local.com chairman and CEO. “School Rewards is a terrific program that allows us to develop a more meaningful relationship with merchants and consumers by enabling them to contribute financially to their local schools. We look forward to working with the SDD team to accelerate their rapid growth while expanding the School Rewards program.”
“Local.com’s existing commitment to local communities is consistent with our vision for School Rewards,” said Benson Kane, co-founder of SMG. “Local.com has a considerable array of assets that we believe we can leverage, including reach of over 20 million consumers each month through its flagship property plus a distribution network of over 1,400 regional media sites. We are very pleased to be joining forces with Local.com to deliver daily deals to an even broader audience of consumers, thereby expanding our ability to engage and serve even more local communities nationwide.”
Under the terms of the agreement, Local.com acquired SMG for $12.5 million in cash, stock and debt, with the opportunity for the SMG shareholders to earn up to an additional $20 million if certain financial performance criteria are met during the two-year period following the closing.

All SDD revenue numbers are unaudited and are subject to change.
About Local.com®
Local.com Corporation (NASDAQ: LOCM), a leading online local media company, enables brick-and-mortar businesses to connect with online customers using a variety of digital marketing products. The company reaches more than 20 million consumers each month on the flagship Local.com website, 1,400 regional media sites and more than 100,000 geo-category websites. The company distributes daily deals to hundreds of thousands of email subscribers in 14 markets via Spreebird, rich media ads via Rovion.com, and real-time product inventory information from more than 60,000 retailers nationwide via Krillion.com. To advertise, or for more information, visit: http://www.local.com/.
Forward Looking Statements
This press release contains forward looking statements that involve risks and uncertainties concerning Local.com Corporation’s expected financial performance, as well as Local.com’s strategic and operational plans. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, Yahoo!-Bing paying less RPC and revenues to us for our search results, our ability to adapt our business following the Yahoo!-Bing integration or to improve our RPCs and revenues following that integration, our ability to monetize the Local.com domain, including at a profit, our ability to retain a monetization partner for the Local.com domain and other web properties under our management that allows us to operate profitably, our ability to develop, market and operate our local-search technologies, our ability to market the Local.com domain as a destination for consumers seeking local-search results, our ability to grow our business by enhancing our local-search services, including through businesses we acquire, the future performance of our OCTANE360 business, the integration and future performance of our social buying business, our Krillion business and our Rovion business, as well as any other businesses we may acquire, including our newly acquired Screamin Daily Deals business, our ability to successfully expand our Spreebird business into new markets, including through acquisitions, such as the Screamin Daily Deal acquisition, the possibility that the information and estimates used to predict anticipated revenues and expenses associated with the businesses we acquire are not accurate, difficulties executing integration strategies or achieving planned synergies, the possibility that integration costs and go-forward costs associated with the businesses we acquire will be higher than anticipated, our ability to successfully expand our sales channels for new and existing products and services, our ability to increase the number of businesses that purchase our advertising products, our ability to expand our advertiser and distribution networks, our ability to integrate and effectively utilize our acquisitions’ technologies, our ability to develop our products and sales, marketing, finance and administrative functions and successfully integrate our expanded infrastructure, as well as our dependence on major advertisers, competitive factors and pricing pressures, changes in legal and regulatory requirements, and general economic conditions. Any forward-looking statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph. Unless otherwise stated, all site traffic and usage statistics are from third-party service providers engaged by the company.
Our most recent Annual Report on Form 10-K/A, subsequent Quarterly Reports on Form 10-Q and Form 10-Q/A, recent Current Reports on Form 8-K and Form 8-K/A, and other Securities and Exchange Commission filings discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

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Media Relations Contact:
Cameron Triebwasser
Local.com
949-789-5223
ctriebwasser@local.com